                                                                    Exhibit 99.1


Contact: First Union Real Estate Equity and Mortgage Investments
         Neil Koenig, Interim Chief Financial Officer
         (212) 949-1373

  FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND GOTHAM PARTNERS
                           TERMINATE PROPOSED MERGER


FOR IMMEDIATE RELEASE - June 27, 2003 - First Union Real Estate Equity and Mortgage Investments (NYSE: FUR) and Gotham Partners, L.P. jointly announced today that they entered into an agreement terminating the proposed merger of First Union into Gotham Golf Corp. The proposed merger has been enjoined by an order of the New York State Supreme Court for New York County which has been appealed by both First Union and Gotham Partners.

Under the terms of the agreement, First Union paid a $2.4 million termination payment and has purchased all of the 5,841,233 common shares owned by Gotham and its affiliates at a price of $1.90 per share. As part of the transaction, the parties exchanged mutual releases.

First Union indicated that it was not pursuing, and has no present intention of pursuing, an alternative transaction to First Union's terminated merger with Gotham Golf Corp. First Union intends to continue its operations as a real estate investment trust (REIT). The First Union Board of Trustees has indicated that it has no present intention of liquidating First Union.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock REIT headquartered in New York, New York.